Exhibit 10.1
FIRST AMENDMENT TO SENIOR REVOLVING CREDIT AGREEMENT
     This First Amendment to Senior Revolving Credit Agreement (this “Amendment”) is made as of November 19, 2010 (the “Amendment Effective Date”), by and among Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, a national banking association, both individually as a “Lender” and as “Administrative Agent”, KeyBanc Capital Markets as “Lead Arranger,” and Terreno Realty Corporation, a corporation organized under the laws of the State of Maryland (the “Parent Guarantor”) and the financial institutions which are signatories hereto (together with KeyBank National Association in its individual capacity, collectively the “Lenders”). Any capitalized terms used in this Amendment and not otherwise defined, are defined in the Credit Agreement described below.
RECITALS
     WHEREAS, the Administrative Agent, the Lead Arranger, the Lenders and the Borrower entered into that certain Senior Revolving Credit Agreement dated as of March 24, 2010 (the “Credit Agreement”);
     WHEREAS, in connection with, and to induce the Lenders to enter into, the Credit Agreement, Parent Guarantor has, among other things, executed and delivered that certain Parent Guaranty dated as of March 24, 2010 for the benefit of the Lenders with respect to the obligations of Borrower under the Credit Agreement and the other Loan Documents (the “Parent Guaranty”);
     WHEREAS, Borrower and Parent Guarantor have requested that the Administrative Agent and the Lenders agree to make certain modifications to the Credit Agreement;
     WHEREAS, the Administrative Agent and the Lenders are willing to make such modifications provided that certain other modifications to the Credit Agreement are also made;
     NOW THEREFORE in consideration of the foregoing and the mutual covenants agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. Amendment Effective Date. This Amendment shall become effective upon the Amendment Effective Date, which is the date on which (i) this Amendment has been executed by all of the parties hereto and delivered to the Administrative Agent; and (ii) Borrower shall have satisfied all of the Collateral Inclusion Conditions in Section 2.22(ii) including the execution, delivery of the Subsidiary Guaranty and Collateral Assignment (with Administrative Agent’s execution of this Amendment evidencing its acknowledgment that Borrower has satisfied all such conditions, except as provided in the following sentence). Administrative Agent agrees that Borrower shall not be required to deliver mezzanine loan endorsements to the title insurance policies for the Initial Borrowing Base Properties on the Amendment Effective Date, and in consideration thereof Borrower covenants and agrees to deliver such endorsements to the Administrative Agent in the form required under Section 2.22(ii) not later than twenty (20) Business Days after the Amendment Effective Date. As of the Amendment Effective Date, Schedule 7 to the Credit Agreement shall be replaced by Schedule 7 attached hereto, which lists the Initial Borrowing Base Properties.
          2. Changes to Defined Terms. Article 1 of the Credit Agreement, shall be amended, as of the Amendment Effective Date, by deleting the existing definitions of “Consolidated EBITDA”,

“Funds From Operations”, “LIBOR Rate” and “Net Operating Income” in their entirety and replacing them with the following:
     “Consolidated EBITDA” means, for any period without duplication an amount equal to the net income or loss of the Consolidated Group determined in accordance with GAAP (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”) for such period, plus (x) the following to the extent deducted in computing such Consolidated Net Income for such period: (i) Consolidated Total Interest Expense for such period, (ii) real estate depreciation and amortization for such period, (iii) other non-cash charges for such period and (iv) acquisition costs for such period with respect to all Projects acquired by Borrower or another member of the Consolidated Group; and minus (y) all gains attributable to the sale or other disposition of assets or debt restructurings in such period, adjusted to include the Consolidated Group Pro Rata Share of the net income or loss of all Investment Affiliates for such period, determined and adjusted in the same manner as provided above in this definition with respect to the Consolidated Group’s net income or loss. Notwithstanding the foregoing, until Consolidated Gross Asset Value is equal to or greater than $600,000,000, the amount of the Consolidated Group’s general and administrative expense for any period to be used in any calculations made under this definition shall be capped at eight percent (8%) of the aggregate Net Operating Income of all Projects owned by Borrower or another member of the Consolidated Group for all or any portion of such period.
     “Funds From Operations” shall have the meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members, but in no event shall Funds From Operations for any period be reduced on account of any deduction or amortization of acquisition costs incurred with respect to Projects acquired by Borrower or another member of the Consolidated Group.
     “LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto and (B) the LIBOR Applicable Margin.”
     “Net Operating Income” means, with respect to any Project for any period, property rental and other income attributable to such Project accruing for such period minus all expenses and other proper charges incurred in connection with the operation of such Project (including, without limitation, real estate taxes, Management Fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (except that (a) any rent leveling adjustments and (b) any SFAS 141 amortization shall be excluded from rental income).
          3. Deletion of Defined Terms. Article 1 of the Credit Agreement, shall be amended, as of the Amendment Effective Date, by deleting the definition of “LIBOR Floor Rate” in its entirety.
          4. Minimum Remaining Lease Term Requirement for Initial Borrowing Base Properties. Subsection (i)(b) of Section 2.22 of the Credit Agreement shall be amended as of the Amendment Effective Date by deleting the existing Subsection 2.22(i)(b) and replacing it with the following:
     “Until such time as the Borrowing Base Value exceeds $100,000,000, the weighted average remaining lease term of the leases at each Qualifying Borrowing Base Property (such weighting to be based on the respective demised rentable areas of such leases) shall be at least two (2) years. If such minimum would be violated at any time at a Qualifying Borrowing Base Property, such Qualifying Borrowing Base Property shall be eliminated from inclusion in the calculation of Borrowing Base Value until either the Borrowing Base Value exceeds $100,000,000 or the first day of the fiscal quarter of Borrower following the fiscal quarter in which the weighted average remaining lease term of the leases at such Qualifying Borrowing Base Property shall again equal or exceed two (2) years. Notwithstanding the foregoing, the minimum two (2) year lease term shall be waived for each of the Initial Borrowing Base Properties.”
          5. Reference to Representations regarding Borrowing Base. Subsection (iv) of the last paragraph of Section 2.22 of the Credit Agreement shall be amended as of the Amendment Effective Date by deleting the reference to “Section 5.23” therein and replacing it with a reference to “Section 5.20.”
          6. Temporary Waiver for Warm Springs. One of the Initial Borrowing Base Properties, described as Warm Springs on Schedule 7 (the “Warm Springs Property”), does not comply with the requirement of clause (b) of the Qualifying Borrowing Base Property definition. Notwithstanding this requirement, Lender agrees that the Warm Springs Property shall be included as an Initial Borrowing Base Property until it satisfies the requirement under such clause (b), the amount added to the Borrowing Base Value on account of Warm Springs Property shall be 50% of such Property’s cost value basis. After it satisfies the 65% test, the Warm Springs Property shall be valued on the same basis as the other Initial Borrowing Base Properties under the Qualifying Borrowing Base Property definition.
          7. References. Each of the parties hereby consents to all of the changes made to the Credit Agreement pursuant to this Amendment and agrees that each reference in the Loan Documents to the Credit Agreement shall deemed to be a reference to the Credit Agreement as amended by this Amendment.
          8. Representations and Warranties. Borrower hereby remakes, as of the Amendment Effective Date, all of the representations and warranties of Borrower in Article 5 of the Credit Agreement and each reference therein to “the date hereof” or “the Agreement Execution Date” shall be deemed to be a reference to the Amendment Effective Date. Borrower hereby further represents and warrants to Administrative Agent and Lenders as follows:
          a) This Amendment constitutes the legal, valid and binding obligation of Borrower, and is enforceable in accordance with its terms;
          b) Except as expressly modified hereby, the Loan Documents are ratified and confirmed hereby, are in full force and effect, and Borrower has no defenses or offsets to the enforcement thereof or counterclaims which relate thereto;
          c) Upon execution and delivery of this Amendment and satisfaction of the conditions to the effectiveness of this Amendment, to the best of Borrower’s knowledge, information and belief, no Default shall exist under the Loan Documents; and
          d) Borrower and Parent Guarantor each have full power and authority to execute this Amendment.

          9. Governing Law. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to Federal laws applicable to national banks.
          10. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.
          11. Continued Effect. Other than as expressly amended herein, both Borrower and Parent Guarantor agree that the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
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     IN WITNESS WHEREOF, Borrower and the Lenders, individually and in their respective capacities as Agents, have executed this Agreement as of the date first above written.

TERRENO REALTY LLC, a Delaware limited liability company
By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:	/s/ Jaime J. Cannon
	Print Name:	Jaime J. Cannon
	Title:	Vice President

Address for Notices:

16 Maiden Lane, Fifth Floor San Francisco, CA 94108

KEYBANK NATIONAL ASSOCIATION, Individually and as Administrative Agent
By:	/s/ Joshua K. Mayers
	Print Name:	Joshua K. Mayers
	Title:	Vice President

127 Public Square, 8th Floor OH-01-27-0839 Cleveland, Ohio 44114 Phone: 216-689-0213 Facsimile: 216-689-5819 Attention: Joshua Mayers Joshua_Mayers@KeyBank.com
With a copy to:
KeyBank Real Estate Capital Mailcode: OH-01-49-0424 4900 Tiedeman Rd.; 4th Floor NE Corner Brooklyn, Ohio 44144-2302 Phone: 216-813-1603 Facsimile: 216-370-6206 Attention: John Hyland

The undersigned, being the Parent Guarantor under
the Credit Agreement, hereby consents to and
approves of this Amendment and agrees that the
Parent Guaranty shall continue in full force and
effect.

TERRENO REALTY CORPORATION
a Maryland corporation

By:	/s/ Jaime J. Cannon
	Print Name:	Jaime J. Cannon
	Title:	Vice President

Terreno Realty Corporation 16 Maiden Lane, Fifth Floor San Francisco, CA 94108 Attention: Mike Coke Telephone: (415) 655-4582 Facsimile: (415) 655-4599

SCHEDULE 7
LIST OF INITIAL BORROWING BASE PROPERTIES

	Property				State of
	Name	Address	Property Tax No.	Owner Name	Organization	EIN	Organizational Agreements
1.	Rialto	1500 Rialto Ave., San Bernardino, CA	0138-241-22, 23 and 24	Terreno Rialto LLC	Delaware	27-3361080	Limited Liability Company Agreement of Terreno Rialto LLC dated as of August 24, 2010

Certificate of Formation dated August 24, 2010 filed with the Delaware Secretary of State

2.	Interstate	130 Interstate Blvd., South Brunswick, NJ	Block 22.01 Lot 9.0312 PIN 0-5Z3A3N	Terreno Interstate LLC	Delaware	80-0646510	Limited Liability Company Agreement of Terreno Interstate LLC dated as of September 10, 2010

Certificate of Formation dated September 9, 2010 filed with the Delaware Secretary of State

3.	Maltese	200 Maltese Dr., Totowa, NJ	Block 170.02 Lot 5	Terreno Maltese LLC	Delaware	27-3419167	Limited Liability Company Agreement of Terreno Maltese LLC dated as of September 8, 2010

Certificate of Formation dated September 3, 2010 filed with the Delaware Secretary of State

4.	Qume	2407 Qume Dr., San Jose, CA	244-18-031 and 32	Terreno Fortune/Qume LLC	Delaware	27-2115405	Limited Liability Company Agreement of Terreno Fortune/Qume LLC dated as of March 9, 2010

	Property				State of
	Name	Address	Property Tax No.	Owner Name	Organization	EIN	Organizational Agreements
Certificate of Formation dated March 9, 2010 filed with the Delaware Secretary of State

5.	Warm Springs	48603 Warm Springs Blvd., Fremont, CA	519-1010-039-03	Terreno Warm Springs I/II LLC	Delaware	27-2115561	Limited Liability Company Agreement of Terreno Maltese LLC dated as of March 15, 2010

Certificate of Formation dated March 15, 2010 filed with the Delaware Secretary of State